Exhibit 10.4

March 16, 2020

Mr. John Krier
Minneapolis, MN 55419

Re: DYNA Employment Offer – Chief Financial Officer

Dear John:

On behalf of Bird & Cronin LLC and its parent company, Dynatronics Corporation and its affiliate Hausman Enterprises, LLC (collectively “DYNA”), I am pleased to offer you the position of Chief Financial Officer. Your proven qualifications and experience qualify you to receive this offer:

Position/Title:
The position of Chief Financial Officer for DYNA is classified as an exempt position under the Fair Labor Standards Act. You will not be eligible for overtime pay.

You will report directly to Brian Baker, DYNA’s Chief Executive Officer.

Employer:
Your employer will be Bird & Cronin LLC (“Employer”) and you will be eligible for Dynatronics’ benefits as described below.

Pay Rate:
Starting base salary will be $230,000.00 USD a year, paid bi-weekly (every other Friday) paid via direct deposit by Employer.

Annual Cash Bonus:
You will be eligible for an annual cash bonus, pro rata, for a maximum payout of $40,250.00 USD, payable within sixty (60) days at the end of the DYNA’s fiscal year. The cash bonus will be based on DYNA’s results and the successful completion of individual performance against set goals. The Compensation Committee of the Board of Directors will assess the goals to determine annual payout.

Annual Equity Award:
You will be eligible for an annual equity award, pro rata, of Restricted Stock Units (“RSUs”) up to a maximum value of $40,250 USD. The RSUs will be priced at the closing market share price of DYNA’s common stock on the date of the grant. Fifty percent (50%) of the RSUs will vest on the date of the grant and fifty percent (50%) of the RSUs will vest on the first anniversary date of the grant. The annual equity award will be based on DYNA’s results and the successful completion of individual performance against set goals. The Compensation Committee of the Board of Directors will assess the goals to determine annual award.

Equity Award:
On your start date, you will be granted a stock option for purchase of 35,000 shares of DYNA’s common stock (“Stock Option”). The exercise price of the Stock Option will be based on the closing market share price of DYNA’s common stock on the date of the grant. The Stock Option grant shall vest in equal amounts over a four-year period with twenty-five (25%) of the Stock Options vesting on the first, second, third and fourth anniversaries of the date of the grant.

Responsibilities:
The following duties of this position with be those that are customary for a Chief Financial Officer of a publicly-traded company and as further set forth in the job description which will include providing services for DYNA.

Benefits:
In addition to your compensation, you will be eligible to receive additional benefits which are offered by Dynatronics. Benefit eligibility begins on the 1st of the month following hire date. The Dynatronics benefits are described in detail in the employee Benefits Guide with the current 401(k) and PTO policies summarized below.

Paid Time Off:
You will be eligible for Dynatronics’ unlimited, flexible Paid Time Off (PTO) policy, which does not prescribe vacation/sick days or a set PTO accrual. You will simply continue to receive your regular pay when taking time away from work for vacation or other personal reasons. However, extended leaves of absences (e.g., medical leave under FMLA) are excluded and will need to be separately negotiated.

401(k): You will be eligible for Dynatronics’ 401(k) retirement program administered by Fidelity Investments. You will become eligible to participate in this program on the 1st of the month following hire date. You will be eligible for a match of 50% of your contributions, up to a maximum of 6% of eligible compensation and caps at $3000 annually. The Employer’s contributions vest over a 6-year period (Year 1: 10%, Year 2: 20%, Year 3: 40%, …, Year 6: 100%).

Expenses:
Your Employer will promptly reimburse you for all reasonable business expenses incurred by you in performing your duties.

Code of Ethics:
Your Employer and Dynatronics are committed to maintaining the highest ethical standards and to conducting business with the highest level of integrity. Employees are required to adhere to all policies, including its Code of Business Ethics and uphold an uncompromising standard of conduct, honesty, integrity, and ethics in dealing with each other and with customers, regulators, vendors, and all other third parties. In addition to personally complying with the Code of Business Ethics, employees have a responsibility to report any violations of such policy. Failure to abide by this Code or report any violation will result in disciplinary action, up to and including termination of employment.

Other Employment:
Until April 2021, Dynatronics allows you to be a part-time consultant for Breg based on the Consulting Agreement between you and Breg that you provided to Dynatronics. However, you acknowledge that you will be able to dedicate your time and energy to DYNA on a full-time basis and fulfill all your obligations and duties. Likewise, you may not extend your Consulting Agreement with Breg and may not engage in any other secondary employment or consulting services without advanced written permission from Dynatronics President & CEO, whose permission may be withheld for any reason.

Non-compete:
As a condition of employment, you will be required to sign a confidentiality agreement and non-compete agreement that will limit your ability to be employed by a competitor of your Employer, Dynatronics or its affiliates for a 12-month period following your termination.

Prior Covenants:
You represent that you are not party to any restrictive covenant from prior employment limiting your ability to perform the duties described in this offer of employment and that accepting this offer of employment will not knowingly violate any restrictive covenant imposed on you by a prior employer. You and Dynatronics agree that Dynatronics has no interest in any information you may have that is deemed proprietary or confidential under any restrictive covenants with any prior employer or other third party. You will not divulge such information, directly or indirectly, to Dynatronics. You will not use or disclose proprietary or confidential information or trade secrets of any former employer or other person or other entity with which you have any agreement or duty of confidentiality.

At will:
As an at-will employer, your Employer reserves the right to terminate any employee at any time for any reason or for no reason at all. It should be understood that this offer of employment is not a contract nor is it a guarantee of employment for any specific period of time. This provision is subject to the laws of the state in which you live.

Start Date:
Once you have accepted our offer, we would like your official employment start date to be no later than Monday, March 30, 2020. This date is negotiable, depending on your availability. Employment is also dependent on an acceptable background check (employment verification, credit, criminal, education, etc.,) and acceptable results from a drug testing screen and both must be completed and results received prior to your employment state date.

We are genuinely excited about adding you to our team and hope you share in our enthusiasm about the future potential of Dynatronics. We look forward to hearing back from you by the end of business on the 20th day of March, 2020.

Sincerely,
BIRD & CRONIN LLC

/s/ Brian D. Baker
Chief Executive Officer

/s/ John A. Krier